Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeling Island Gaming, Inc. Announces Second Quarter Earnings

WHEELING, W.Va. (August 14, 2006) - Wheeling Island Gaming, Inc. announced today that the company’s unaudited financial results for its second quarter ending July 2, 2006 reflect operating revenues of $29.6 million, representing a decrease of $2.1 million, or 6.6%, compared to the same quarter last year.

Gaming revenues, which represented 83.1% of total revenues, were $24.6 million, representing a decrease of $1.4 million, or 5.5%, from the same quarter last year.  The decrease in gaming revenues was primarily attributable to an increase in the redemption of coupons and Preferred Player’s Club points for cash, which are recognized as a reduction to gaming revenues, and a legislative change enacted in July 2005 that reduced the company’s share of gross gaming revenues.

Non-gaming revenues were $5.0 million, representing a decrease of $0.7 million, or 11.9%, from the same quarter last year.  The decrease in non-gaming revenues was primarily attributable to a decrease in pari-mutuel revenues as a result of a viral infection impacting the racing greyhounds which, in turn, reduced the number of live performances and a decrease in hotel and food and beverage revenues due to an increase in complimentary offerings in lieu of purchases.

The Company’s operating income for the quarter was $10.2 million or $0.2 million lower than the second quarter in the prior year.  The decrease was due primarily to a $2.1 million decrease in operating revenues offset by a decrease of $1.9 million in operating expenses.  The decrease in operating expenses was principally due to lower payroll and operating expenses corresponding with the decrease in operating revenues and a legislative change enacted in July 2005 that effectively reduced the allocation to greyhound racing purses.

The Company’s net income for the quarter ended July 2, 2006 was $4.7 million or $1.6 million less than the second quarter in the prior year.  The decrease in net income was due primarily to a $2.4 million reduction in casualty loss recoveries for flood damages incurred during the September 2004 and January 2005 Ohio River Floods.  The company recorded a $0.4 million casualty loss recovery for the quarter ended July 2, 2006 and a $2.8 million casualty loss recovery for the quarter ended July 3, 2005.  The decrease in casualty loss recoveries was partially offset by a $1.1 million decrease in interest and income tax expenses.

The Company defines EBITDA as net income before interest, taxes, depreciation and amortization.  EBITDA is a non-GAAP financial measure.  The Company believes that EBITDA can assist investors in analyzing and assessing its ability to service debt.  In addition, management focuses on EBITDA, as defined, as a measure of the ability of the business to generate cash.  This measure should not be considered in isolation or as an alternative to net income, in measuring operating performance and as an alternative to cash flows in measuring the company’s liquidity.  EBITDA, as the Company defines this term, may not be comparable to a similarly titled financial performance measure presented by other companies.

The Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) were $13.4 million for the quarter, representing a decrease of $2.7 million, or 16.8%, from $16.1 million for the second quarter last year.  The decrease in EBITDA was primarily due to the $2.4 million decrease in casualty loss recoveries.

For the six months ended July 2, 2006, Wheeling Island Gaming’s operating revenues were $59.6 million, representing a decrease of $0.8 million over the same period last year.  Gaming revenues, which represent 83.1% of total revenues, were $49.6 million, a decrease of $0.5 million compared to the comparable period in the prior year.  A net terminal income increase resulted in an additional $2.7 million in gaming revenues.  This increase in revenues was more than offset by a $1.6 million increase in the redemption of coupons and Preferred Players Club points for cash, which are recognized as a reduction to gaming revenues, and by a legislative change enacted in July 2005 that resulted in a $1.6 million decrease in gaming revenues.

The Company’s operating income for the six months ended July 2, 2006 was $21.7 million or $2.7 million higher than the comparable period in the prior year.  The increase was primarily due to a $1.3 million decrease in operating expenses due to improved operating margins and the reduction in revenues, a $0.9 million decrease in the allocation to greyhound racing purses due to a legislative change enacted in July 2005, and a $1.2 million business interruption insurance recovery related to the September 2004 and January 2005 Ohio River floods which was partially offset by a $0.8 million decrease in operating revenues.

The Company’s net income for the six months ended July 2, 2006 was $11.4 million or $3.4 million more than the comparable period in the prior year.  The increase in net income was due primarily to a $2.7 million increase in operating income and a $2.3 million increase in casualty loss recoveries related to the September 2004 and January 2005 Ohio River floods.  The company recorded a $2.8 million casualty loss recovery for the six months ended July 2, 2006 and a $0.5 million casualty loss recovery for the six months ended July 3, 2005.  The operating income and casualty loss recovery increases were partially offset by a $1.8 million increase in income tax expense.

EBITDA, for the six months ended July 2, 2006, was $30.1 million, representing a $4.8 million increase compared to the same period in the prior year.  The increase was mostly attributable to the $2.7 million increase in operating income and the $2.3 million increase in casualty loss recoveries.

As of July 2, 2006, Wheeling Island Gaming has $126.0 million of debt outstanding, comprised of $125.0 million of unsecured senior notes and $1.0 million of borrowings under its revolving credit facility.

Today, the Company filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission.  The Form 10-Q filing includes the unaudited financial results of the Company for the second quarter.  The Form 10-Q was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia.  It is the largest operation of Delaware North Companies Gaming & Entertainment, a wholly owned subsidiary of Delaware North Companies, Inc.

About Delaware North Companies Gaming & Entertainment

Delaware North Companies Gaming & Entertainment is one of the most innovative gaming and racing operators in the country, specializing in racing venues with added amenities, including video gaming machines, poker rooms, full service restaurants, retail shops and lodging. The company oversees more than 5,500 video gaming machines across the country and operates at seven successful racing operations in New York, Arizona, Florida, West Virginia and Arkansas.

About Delaware North Companies

Delaware North Companies is one of the world’s leading hospitality and food service providers.  Its family of companies includes Delaware North Companies Gaming & Entertainment, Delaware North Companies Sportservice, Delaware North Companies Parks & Resorts, Delaware North Companies Travel Hospitality Services, Delaware North Companies International and TD Banknorth Garden and American Park ‘n Swap.

Delaware North Companies is one of the largest privately held companies in the United States with annual revenues approaching $2 billion and 40,000 associates serving half a billion customers in the United States, Canada, Australia, New Zealand and the United Kingdom.

Note:  This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  Statements concerning anticipated future events and expectations are not historical facts.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties any of which could cause actual results to differ materially from those expressed or implied by the statements herein.  These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Financial Chart

Reconciliation of Cash Provided by Operating Activities to EBITDA
($000)

	Three Months Ended
	July 2, 2006	July 3, 2005
Net Income	$4,700	$6,319
Interest Expense	3,299	3,524
Income Tax Expense	2,530	3,402
Depreciation and Amortization Expense	2,840	2,833

EBITDA*	$13,369	$16,078

	Six Months Ended
	July 2, 2006	July 3, 2005
Net Income	$11,392	$8,001
Interest Expense	6,891	7,253
Income Tax Expense	6,135	4,308
Depreciation and Amortization Expense	5,673	5,750

EBITDA*	$30,091	$25,312

* EBITDA means earnings before interest, taxes, depreciation and amortization.

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